Exhibit 99.1

Press Release

For Immediate Release

Cowen and Company Names Malcolm MacColl Head of Asset Management

New York, November 6, 2006 — Cowen and Company announced today the hiring of Malcolm MacColl as a Managing Director and Head of Asset Management. Mr. MacColl will be based in Boston and report to Kim Fennebresque, Chairman and CEO of Cowen and Company. He will also be a member of the firm’s Operating Committee.

“Malcolm MacColl brings important asset management experience to Cowen,” said Mr. Fennebresque. “The asset management business is a key component of our growth going forward.  As I have said in the past, this is one of our highest priorities and I believe Malcolm’s depth and breadth of experience as an asset management executive will help us achieve our strategic objectives.”

Prior to joining Cowen, Mr. MacColl was Co-Chief Executive Officer and Managing Principal at Essex Investment Management Company, LLC, where he was responsible for the overall management of the firm. Before joining Essex in 1994, Mr. MacColl was a Managing Director at CS First Boston where he worked for seventeen years, including serving as the Resident Manager of the Boston Office from 1987 to 1994. Mr. MacColl serves as Trustee and Chairman of the Investment Committee for the Belmont Hill School.

Cowen and Company, LLC

Cowen and Company, LLC is a wholly owned subsidiary of Cowen Group Inc., a mid-sized, publicly traded investment bank dedicated to providing superior research, sales and trading and investment banking services to companies and institutional investors in key growth sectors of the economy, primarily Healthcare, Technology, Media and Telecommunications, and Consumer. Cowen and Company, LLC is a registered broker dealer and a member of SIPC.

For further information, contact:

Jean Calleja, Cowen and Company Media Relations - Tel: 646-562-1888